Exhibit 99.1

Bill.com Completes Acquisition of Divvy

Extends platform with leading spend management capabilities

Creates a one-stop shop solution for SMBs to automate their financial operations and manage all their B2B spend

SAN JOSE, CALIF. — June 1, 2021 - Bill.com (NYSE:BILL), a leading provider of cloud-based software that simplifies, digitizes, and automates complex back-office financial operations for small and midsize businesses (SMBs), announced today it has completed its acquisition of Divvy, a leader in spend management, for approximately $2.5 billion in stock and cash.

“We are thrilled to welcome the Divvy team to Bill.com,” said René Lacerte, Bill.com CEO and Founder. “Together, we can help SMBs manage all their B2B spend and workflow with one simple solution, saving them valuable time and money and providing real-time insight into their spend and cash flow. With the elegant spend management solution that the Divvy team brings, their dedication to serving SMBs, and their passion for driving innovation, together we can accelerate our vision to help SMBs transform, grow, and thrive by automating their financial operations.”

“We are excited to join Bill.com and offer our customers and millions of businesses a comprehensive payments solution that saves them time and money,” said Blake Murray, Divvy CEO and Co-Founder. “We have a shared vision to be the one-stop shop for credit and financial software. Together we achieve that vision faster and are better able to serve business owners and finance leaders.”

The acquisition of Divvy supports Bill.com’s mission to make it simple to connect and do business. The expanded solution will enable businesses to digitally transform their financial operations and automatically manage accounts payable, accounts receivable, and corporate card spend all in one place. With real-time insight into all their B2B spending and access to multiple payment solutions, businesses will be empowered to spend smarter, better manage their budgets and cash flow, and simplify their back-office financial operations.

Testimonials

“We see the combination of Bill.com and Divvy as potentially very valuable to small and mid-sized businesses because it creates a single software company focused on helping them to manage, track and control all their business to business spending versus them having to stitch together a number of point solutions.” — Kevin Permenter, Research Manager at IDC

“Bill.com and Divvy are both really easy to use and tailor-made for small businesses. I’m excited that two tools that I love are coming together.” — Nik Hurley, Finance Manager, Bloom Credit

“Bill.com and Divvy have both played a huge role in transforming our office operations while also significantly impacting our employee culture. Being a distributed workforce across multiple cities and countries, we needed digital solutions that supported our critical back-end functions while also supporting employee perks with the benefits of fund allocations. I’m excited to see this acquisition as Bill.com builds an all-in-one financial shop, creating a streamlined solution to manage financial workflows and transactions. If it isn’t already, Bill.com should be a part of every B2B business’ tech stack both for finance and operations.” — Jim Benton, CEO, Chorus.ai

“A key benefit of both products is our ability to have a controlled budget in one place. The result? It saves room in my head and leaves more time for compliance, timelines, and production schedules.” — Hunter Thompson, Head of Operations at Golden Ratio

“The Bill.com Divvy acquisition is the first time that two really solid products are coming together — the combination has the potential to be industry changing.” — Dan Luthi, COO, Ignite Spot Accounting

“Together these products deliver a win-win for our firm and our clients. EisnerAmper’s value proposition is focused on providing efficiency and value to our clients, so they can focus on their business. The brand and quality of service that Bill.com delivers combined with a great spend management product like Divvy will help us automate the flow of bills and expenses into one.” — John DeLalio, Managing Director, EisnerAmper

Transaction Information

Bill.com intends to provide a financial update on its regularly scheduled fourth quarter earnings call. Goldman Sachs & Co. LLC served as financial advisor and Fenwick & West LLP served as legal counsel to Bill.com. Financial Technology Partners (FT Partners) served as strategic and financial advisor and Morrison & Foerster LLP served as legal counsel to Divvy.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Bill.com’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions, risks related to the ability of the parties to satisfy the closing conditions in a timely fashion or at all, and risks related to the integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Bill.com disclaims any obligation to update these forward-looking statements.

About Bill.com

Bill.com is a leading provider of cloud-based software that simplifies, digitizes, and automates complex, back-office financial operations for small and midsize businesses. Customers use the Bill.com platform to manage end-to-end financial workflows and to process payments. The Bill.com AI-enabled, financial software platform creates connections between businesses and their suppliers and clients. It helps manage cash inflows and outflow. The company partners with several of the largest U.S. financial institutions, the majority of the top 100 U.S. accounting firms, and popular accounting software providers. Bill.com has offices in San Jose, California and Houston, Texas. For more information visit www.bill.com.

About Divvy

Divvy modernizes finance for business by combining expense management software and smart corporate cards into a single platform. With Divvy, finance leaders get real-time visibility into their company spend and flexible controls that prevent teams from ever going over budget. By providing the capital and financial software they need, Divvy helps businesses in every industry to thrive. Divvy is headquartered in Draper, Utah. For more information visit https://getdivvy.com.

Source: Bill.com

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

Oriana Branon

obranon@hq.bill.com

619-997-0299